Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Plan Administrator of the
Cincinnati Bell Inc. Savings and Security Plan

We consent to the incorporation by reference in Registration Statement No. 333-38743 of Cincinnati Bell Inc. on Form S-8 of our report dated June 25, 2014 appearing in this Annual Report on Form 11-K of Cincinnati Bell Inc. Savings and Security Plan for the year ended December 30, 2013.
/s/ Barnes, Dennig & Co., LTD
Cincinnati, Ohio
June 25, 2014